Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Michael Dunne
Public Information Officer
541-338-1428

www.therightbank.com
Email: michael.dunne@therightbank.com

FOR IMMEDIATE RELEASE

Pacific Continental Corporation Announces Capital Pacific Bancorp Final Merger Election Results

EUGENE, Ore., March 10, 2015 — Pacific Continental Corporation (Nasdaq: PCBK), the holding company of Pacific Continental Bank, today announced the final results of the elections made by former shareholders of Capital Pacific Bancorp (“Capital Pacific”) regarding the form of consideration to be received in the acquisition of Capital Pacific and its wholly-owned subsidiary, Capital Pacific Bank, by Pacific Continental which was completed effective as of March 6, 2015.

Pursuant to the terms of the merger agreement, dated November 19, 2014, former Capital Pacific shareholders were entitled to receive either $16.00 per share in cash or 1.132 shares of Pacific Continental common stock for each share of Capital Pacific common stock, or a combination of 40.0% in the form of cash and 60.0% in the form of Pacific Continental common stock, subject to the proration and allocation procedures set forth in the merger agreement. The number of shares of Pacific Continental common stock to be issued to Capital Pacific shareholders was based on a fixed exchange ratio provided that Pacific Continental’s stock price as measured by the 20-day average closing price of Pacific Continental common stock shortly before closing remained between $12.01 and $16.25, subject to certain adjustments should the average closing price of Pacific Continental common stock fall outside this range. The average closing stock price of Pacific Continental common stock, calculated in accordance with the merger agreement, was between $12.01 and $16.25

The final results of the elections made by former Capital Pacific shareholders are as follows:

•	Holders of 232,720 shares of Capital Pacific common stock, or approximately 9% of the outstanding shares, made valid elections to receive Pacific Continental common stock only.

•	Holders of 1,830,080 shares of Capital Pacific common stock, or approximately 70% of the outstanding shares, made valid elections to receive cash only.

•	Holders of 404,344 shares of Capital Pacific common stock, or approximately 16% of the outstanding shares, made valid elections to receive a combination of 40% cash and 60% shares of Pacific Continental common stock.

•	Holders of 129,410 shares of Capital Pacific common stock, or approximately 5% of the outstanding shares, did not make an election or were deemed not to have made a valid election, and will receive merger consideration pursuant to the proration and allocation formulas set forth in the merger agreement.

The average closing price of Pacific Continental common stock, as calculated under the merger agreement, was $13.33 per share. Pursuant to the merger agreement, the maximum aggregate cash component of the merger consideration is $16,411,994 and the aggregate stock component of the merger consideration is 1,778,102 shares of Pacific Continental common stock. Each share of Capital Pacific common stock for which a valid election was made to receive stock consideration and those which did not make an election or were deemed not to have made a valid election, will receive 1.132 shares of Pacific Continental common stock. Because the cash election was oversubscribed, pursuant to the proration and allocation formulas set forth in the merger agreement, former Capital Pacific shareholders making a valid election will receive approximately $7.55 in cash and 0.598 shares of Pacific Continental common stock for each share of Capital Pacific common stock. Former Capital Pacific shareholders making a valid mixed election, will receive approximately $6.40 in cash and 0.679 shares of Pacific Continental common stock for each share of Capital Pacific common stock. No fractional shares of Pacific Continental common stock will be issued; in lieu of fractional shares, former Capital Pacific shareholders will receive cash.

Former Capital Pacific shareholders may direct questions regarding the exchange of their shares to Georgeson toll free at
(888) 613-9988.

About Pacific Continental Bank

Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. The Bank also operates loan production offices in Tacoma, Washington and Denver, Colorado. Pacific Continental has established one of the most unique and attractive metropolitan branch networks in the Pacific Northwest with offices in three of the region’s largest markets including Seattle, Portland and Eugene. Pacific Continental targets the banking needs of community-based businesses, health care professionals, professional service providers and nonprofit organizations.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards and recognitions from highly regarded third-party organizations including The Seattle Times, the Portland Business Journal, the Seattle Business magazine and Oregon Business magazine. A complete list of the company’s awards and recognitions – as well as supplementary information about Pacific Continental Bank – can be found online at therightbank.com. Pacific Continental Corporation’s shares are listed on the Nasdaq Global Select Market under the symbol “PCBK” and are a component of the Russell 2000 Index.